EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-29023, 333-46808, 333-169619, 333-191338, 333-213431 and 333-232956) by Ralph Lauren Corporation, of our reports dated May 22, 2025, with respect to the consolidated financial statements of Ralph Lauren Corporation and the effectiveness of internal control over financial reporting of Ralph Lauren Corporation included in this Annual Report (Form 10-K) for the year ended March 29, 2025.
/s/ Ernst & Young LLP
New York, NY
May 22, 2025